EXHIBIT 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT



         THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "AGREEMENT"), is made and entered into as of this 15th day of June, 2004, by and between SeaLife Corporation, a Delaware corporation (the "COMPANY"), and Barre Rorabaugh (the "EXECUTIVE").

         1. EFFECTIVENESS. This Agreement supersedes and cancels that certain Executive Employment Agreement, dated as of June 14, 2004, by and between Sealife Marine Products, Inc., a California corporation and Executive.

         2.       ENGAGEMENT AND DUTIES.

                  2.1 ENGAGEMENT. Commencing on June 15, 2004 (the "EFFECTIVE DATE"), and upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs the Executive as an officer of the Company's indirect wholly-owned subsidiary, SeaLife Marine Products, Inc. (the "SUBSIDIARY"), with the title and designation of President of the Subsidiary, and the Executive hereby accepts such engagement and employment.

                  2.2 DUTIES AND RESPONSIBILITIES. The Executive's duties and responsibilities shall be those normally and customarily vested in the offices of President of a corporation, subject to the supervision, direction and control of the Board of Directors of the Company (the "BOARD"). The Executive's duties shall include such duties and services for the Company and its affiliates as the Board shall from time to time reasonably direct. The Executive shall report directly to the Board.

                  2.3 DEVOTION OF TIME. The Executive agrees to devote his primary business time, energies, skills, efforts and attention to his duties hereunder, and will not, without the prior written consent of the Company, which consent will not be unreasonably withheld, conditioned or delayed, render any material services to any other business concern. The Executive will use his best efforts and abilities faithfully and diligently to promote the Company's and the Subsidiary's business interests.

                  2.4 LOCATION. Except for routine travel incident to the business of the Company or the Subsidiary, the Executive shall perform his duties and obligations under this Agreement principally from an office provided by the Company in Los Angeles, California, or such other location in Los Angeles County or Ventura County, California, as the Board may from time to time determine.

         3. TERM OF EMPLOYMENT. The Executive's employment pursuant to this Agreement shall commence on the Effective Date and shall terminate on the earliest to occur of the following:

                  (a)      the close of business on December 31, 2008;

                  (b)      the death of the Executive;


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                  (c)      delivery  to  the  Executive  of  written  notice  of
termination  by  the  Company  if  the  Executive   shall  suffer  a  "PERMANENT
DISABILITY," which for purposes of this Agreement shall mean a physical or mental disability which, in the reasonable judgment of the Board, is likely to render the Executive unable to perform his duties and obligations under this Agreement for one hundred twenty (120) days or more in any twelve (12)-month period;

                  (d) delivery to the Executive of written notice of termination by the Company "for cause," by reason of: (i) any act or omission knowingly undertaken or omitted by the Executive with the intent of causing damage to the Company or the Subsidiary, or their respective properties, assets or business, or shareholders, officers, directors or employees; (ii) any act of the Executive involving a material personal profit to the Executive involving properties, assets or funds of the Company or any of its subsidiaries, including the Subsidiary, including, without limitation, any fraud, misappropriation or embezzlement; (iii) the Executive's consistent failure to perform his normal duties or any obligation under any provision of this Agreement, in either case, as directed by the Board and following written notice by the Board and a reasonable opportunity to cure by the Executive; (iv) conviction of, or pleading nolo contendere to, (A) any crime or offense involving monies or other property of the Company; (B) any felony offense; or (C) any crime of moral turpitude; or
(v) the chronic or habitual use or consumption of drugs or alcoholic beverages; and

                  (e) delivery to the Executive of written notice of termination by the Company "WITHOUT CAUSE."

         4.       COMPENSATION; EXECUTIVE BENEFIT PLANS.

                  4.1 BASE SALARY. The Company shall pay to the Executive a base salary (the "BASE SALARY") at an annual rate of One Hundred Fifty Thousand Dollars ($150,000) during each fiscal year in which this Agreement is in effect (the "REGULAR COMPENSATION ARRANGEMENT"), subject to adjustment, upward but not downward, by the Board on an annual basis at the beginning of each fiscal year. The Base Salary shall be payable in installments throughout the year in the same manner and at the same times the Company pays base salaries to other executive officers of the Company. Notwithstanding the foregoing, for the period commencing on the Effective Date and ending on the date the Company completes a "QUALIFIED FINANCING" (as defined below), the Base Salary will be payable as follows (the "PRE-FINANCING COMPENSATION ARRANGEMENT"): (i) payment monthly, at the Company's option, of either (a) a cash amount equal to two hundred percent (200%) of the applicable minimum wage amount then in effect in the State of California for a month of work based on forty hours of work per week (currently calculated to be $2,340.00 in the aggregate for a month of work) (the "CASH
PORTION"), or (b) a number of shares of common stock, par value $0.0001 per share of the Company ("COMMON STOCK"), having a value at the time of issuance, based on the average trading price of Common Stock, as quoted on the Over The Counter Bulletin Board, for the twenty (20) consecutive trading days immediately preceding the date of issuance of such shares of Common Stock, equal to the Cash Portion (the "OPTIONAL COMPENSATION COMMON STOCK"), to be issued to the Executive without restriction pursuant to a Form S-8 Registration Statement (the "S-8 REGISTRATION STATEMENT"); plus (ii) issuance monthly of a number of shares of Common Stock having a value at the time of issuance, based on the average trading price of Common Stock, as quoted on the Over The Counter Bulletin Board, for the twenty (20) consecutive trading days immediately preceding the date of issuance of such shares of Common Stock, of not less than $10,160.00 (the
"MANDATORY COMPENSATION COMMON STOCK" and together with the Optional Compensation Common Stock, the "COMPENSATION COMMON STOCK"), to be issued to the


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Executive without restriction  pursuant to the S-8 Registration  Statement.  For purposes of this Agreement, a "QUALIFIED FINANCING" shall mean the completion of an equity or debt financing by the Company in which a gross amount equal to or greater than $________________ is invested in or loaned to the Company in one or a series of related transactions. The Company will use commercially reasonable efforts to complete the Qualified Financing within six (6) months following the Effective Date. The Company will prepare and file the S-8 Registration Statement as soon as reasonably practicable following the Effective Date, and will update the S-8 Registration Statement and otherwise keep it current as necessary in order for the Executive to receive and sell the Compensation Common Stock as it
is  issued  pursuant  to  valid  exemptions  from  registration   statement  and
prospectus delivery requirements under applicable federal and state securities laws. The foregoing Pre-Financing Arrangement will be pro-rated to and including the date on which a Qualified Financing is completed, and thereafter the Regular Compensation Arrangement will apply.

                  4.2 SEVERANCE. In the event that the Executive's employment is terminated pursuant to SECTION 3(E) above, subject to the qualification set forth below with respect to terminations that occur within one
(1) year following the Effective Date: (i) the Company shall continue to pay the Executive's then-current Base Salary in accordance with SECTION 4.1 above, (A) for a period of two (2) months if the effective date of such termination occurs prior to the three (3)-month anniversary of the Effective Date; (B) for a period of four (4) months if the effective date of such termination occurs between the three (3)-month and the six (6)-month anniversaries of the Effective Date; (C) for a period of six (6) months if the effective date of such termination occurs between the six (6)-month and the twelve (12)-month anniversary of the Effective Date; and (D) for a period of twelve (12) months if the effective date of such termination occurs after the twelve (12)-month anniversary of the Effective Date; and (ii) the Executive shall retain only those options described in
SECTION 4.5 below that have vested prior to the effective date of such termination. Notwithstanding the foregoing, in the event the Executive's employment is terminated in accordance with SECTION 3(E) above within one (1) year following the Effective Date, the severance payment described above will be paid (i) one-half in the form of Common Stock having a value at the time of issuance, based on the average trading price of Common Stock, as quoted on the Over The Counter Bulletin Board, for the twenty (20) consecutive trading days immediately preceding the date of issuance of such shares of Common Stock, of not less than one-half of the dollar amount of the applicable severance payment to be issued to the Executive without restriction pursuant to a Form S-8 Registration Statement, and (ii) one-half in the form of Common Stock having a value at the time of issuance, based on the average trading price of Common Stock, as quoted on the Over The Counter Bulletin Board, for the twenty (20) consecutive trading days immediately preceding the date of issuance of such shares of Common Stock, of not less than one-half of the dollar amount of the applicable severance payment the resale of which is subject to the restrictions under Rule 144 promulgated under the Securities Act of 1933, as amended. In addition, the Company shall not be obligated to pay the Executive any amounts hereunder following the termination of the Executive's employment pursuant to
SECTION 3(E) above from and after any time that the Executive accepts an employment or consulting position with any person or entity that is determined by the Board, in the exercise of its reasonable discretion, to be a competitor of the Company.

                  4.3 PERFORMANCE BONUS. In addition to the Base Salary to be paid to the Executive hereunder, the Company shall pay the Executive a performance bonus (the "BONUS") determined in accordance with a management incentive plan to be agreed upon between the Executive and the Board (the "MANAGEMENT INCENTIVE PLAN") on an annual basis. The


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Management Incentive Plan will provide for the payment of Bonus amounts equal to the respective percentages of the Subsidiary's targeted earnings before interest and tax set forth in EXHIBIT A attached hereto and by this reference made a part hereof, and for payments of such lesser or greater Bonus amounts upon achieving results less than or greater than the targeted objectives as shall be contained in the applicable Management Incentive Plan.

                  4.4 VACATION. The Executive shall be entitled each year to vacation for a minimum of four (4) calendar weeks, plus such additional period or periods as the Board may approve in the exercise of its reasonable discretion, during which time his compensation shall be paid in full.

                  4.5 STOCK OPTIONS. The Executive shall be granted options (the "OPTIONS") to purchase shares of Common Stock in the respective amounts set forth on EXHIBIT A upon achievement of the respective targets specified thereon, in each case at a per share exercise price equal to the "fair market value" of such shares on the date of grant as set forth in the Company's Stock Incentive Plan (the "STOCK PLAN"). The Options shall be issued pursuant to the terms of the Stock Plan, and shall vest as to 1/48th of the Options on the last day of each calendar month thereafter until fully vested. The Option Agreement pursuant to which the Options are granted will provide for the acceleration of all vesting upon a change of control, as defined in the Option Agreement.

                  4.6 EXPENSE REIMBURSEMENTS. The Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement in a manner consistent with the Company's practices and policies as adopted or approved from time to time by the Board for executive officers.

                  4.7 WITHHOLDING. The Company may deduct from any compensation payable to the Executive the minimum amounts sufficient to cover applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments ("TAXES"). To the extent that the Executive receives Compensation Common Stock, Executive shall be responsible for any and all amounts of Taxes the Company is required to (or would be required to) pay or withhold as a result of the grant of Compensation Common Stock in accordance with this Agreement. Accordingly, within five (5) business days of the delivery of any shares of Compensation Common Stock to the Executive, the Executive shall pay over to the Company the amounts of minimum withholding requirements of Taxes (as stated in a written notice delivered to the Executive concurrently with the delivery of Compensation Common Stock) the Company will be required to (or would be required to) pay in connection with the issuance of any and all Compensation Common Stock to the Executive in accordance with this Agreement.

                  4.8 PAYMENT MECHANICS. The Company may issue, periodically as payments are due or as an aggregate sum for a period agreed upon by the Company and the Executive, any Compensation Common Stock issuable pursuant to the terms of SECTION 4 of this Agreement. In the event the Company determines to issue an aggregate sum for any agreed upon period pursuant to this
SECTION 4.8, the Executive shall only be permitted to draw down or otherwise receive and utilize such shares of Compensation Common Stock as shall be sufficient to compensate the Executive for any periodic payments then due pursuant to the terms of this Agreement, upon written approval of such draw down from the Company. Unless the Company provides written notice to the Executive detailing the reasons for which it shall not provide such


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approval,  the Company shall provide written  approval  pursuant to this SECTION
4.8 no later than the date that any periodic payment required under SECTION 4 shall become due.

         5. OTHER BENEFITS. During the term of his employment hereunder, the Executive shall be eligible to participate in all operative employee benefit and welfare plans of the Company then in effect from time to time and in respect of which executive officers of the Company generally are entitled to participate, including, to the extent then in effect, group life, medical, disability and other insurance plans, all on the same basis applicable to employees of the Company whose level of management and authority is comparable to that of the Executive.

         6.       CONFIDENTIALITY OF PROPRIETARY INFORMATION AND MATERIAL.

                  6.1 INDUSTRIAL PROPERTY RIGHTS. For purposes of this Agreement, "INDUSTRIAL PROPERTY RIGHTS" shall mean all of the Company's patents, trademarks, trade names, inventions, copyrights, know-how or trade secrets, formulas and science, now in existence or hereafter developed or acquired by the Company or for its use, relating to any and all products and services which are developed, formulated and/or manufactured by the Company or any of its subsidiaries.

                  6.2 TRADE SECRETS. For purposes of this Agreement, "TRADE SECRETS" shall mean any formula, pattern, device or compilation of information that is used in the Company's business and gives the Company an opportunity to obtain an advantage over its competitors who do not know and/or do not use it. This term includes, but is not limited to, information relating to the marketing of the Company's products and services, including price lists, pricing information, customer lists, customer names, the particular needs of customers, information relating to their desirability as customers, financial information, intangible property and other such information which is not in the public domain.

                  6.3 TECHNICAL DATA. For purposes of this Agreement, "TECHNICAL DATA" shall mean all information of the Company in written, graphic or tangible form relating to any and all products which are developed, formulated and/or manufactured by the Company, as such information exists as of the Effective Date or is developed by the Company during the term hereof.

                  6.4 PROPRIETARY INFORMATION. For purposes of this Agreement, "PROPRIETARY INFORMATION" shall mean all of the Company's Industrial Property Rights, Trade Secrets and Technical Data. Proprietary Information shall not include any information which (i) was lawfully in the possession of the Executive prior to the Executive's employment with the Company, (ii) may be obtained by a reasonably diligent businessperson from readily available and public sources of information, (iii) is lawfully disclosed to the Executive after termination of the Executive's employment by a third party who does not have an obligation to the Company to keep such information confidential, or (iv) is independently developed by the Executive after termination of the Executive's employment with the Company without utilizing any of the Company's Proprietary Information.

                  6.5 AGREEMENT NOT TO COPY OR USE. The Executive agrees, at any time during the term of his employment and for a period of ten (10) years thereafter, not to copy, use or disclose (except as required by law after first notifying the Company and giving it an opportunity to object) any Proprietary Information without the Company's prior written


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permission. The Company may withhold such permission as a matter within its sole discretion during the term of this Agreement and thereafter.

         7. RETURN OF CORPORATE PROPERTY AND TRADE SECRETS. Upon any termination of this Agreement, the Executive shall turn over to the Company all property, writings or documents then in his possession or custody belonging to or relating to the affairs of the Company or comprising or relating to any Proprietary Information.

         8.       DISCOVERIES AND INVENTIONS.

                  8.1 DISCLOSURE. The Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method, product or work of authorship, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by the Executive, whether or not during regular working hours (hereinafter referred to as "DEVELOPMENTS"), either solely or in collaboration with others, (a) prior to the term of this Agreement while working for the Company, (b) during the term of this Agreement or (c) within six (6) months after the term of this Agreement, if relating either directly or indirectly to the business, products, practices, techniques or Proprietary Information of the Company.

                  8.2 ASSIGNMENT. The Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of the Executive's right, title and interest in and to any and all of such Developments; PROVIDED, HOWEVER, that, in accordance with California Labor Code Sections 2870 and 2872, the provisions of this SECTION 8.2 shall not apply to any Development that the Executive developed entirely on his own time without using the Company's equipment, supplies, facilities or trade secret information except for those Developments that either:

                  (a) relate at the time of conception or reduction to practice of the Development to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

                  (b) result from any work performed by the Executive for the Company.

                  8.3 ASSISTANCE OF THE EXECUTIVE. Upon request and without further compensation therefor, but at no expense to the Executive, and whether during the term of this Agreement or thereafter, the Executive will do all reasonable lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that, in the reasonable opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patent, including, but not limited to, design patents, on any and all Developments and for perfecting, affirming and recording the Company's complete ownership and title thereto, subject to the proviso in SECTION 8.2 hereof, and the Executive will otherwise reasonably cooperate in all proceedings and matters relating thereto.

                  8.4 RECORDS. The Executive will keep complete and accurate accounts, notes, data and records of all Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, subject to the proviso in SECTION 8.2 hereof, and, upon request by the Company, the Executive will promptly surrender the


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same to it or, if not previously surrendered upon its request or otherwise,  the
Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

                  8.5 OBLIGATIONS, RESTRICTIONS AND LIMITATIONS. The Executive understands that the Company may enter into agreements or arrangements with agencies of the United States Government and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. The Executive agrees that he shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him during the term of this Agreement and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

         9.       NON-SOLICITATION COVENANT.

                  9.1 NONSOLICITATION AND NONINTERFERENCE. During the term of this Agreement and for a period of two (2) years thereafter, the Executive shall not (a) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere adversely with the relationship between any such employee and the Company, (b) induce or attempt to induce any employee of the Company to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company to any third person, firm or corporation or (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and the Company.

                  9.2 INDIRECT SOLICITATION. The Executive agrees that, during the term of this Agreement and the period covered by SECTION 9.1 hereof, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of SECTION 9.1 if such activity were carried out by the Executive, either directly or indirectly; and, in particular, the Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

         10. INJUNCTIVE RELIEF. The Executive hereby recognizes, acknowledges and agrees that in the event of any breach by the Executive of any of his covenants, agreements, duties or obligations contained in SECTIONS 6, 7, 8 and 9 of this Agreement, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. The Executive therefore covenants and agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any breach by the Executive of any of his covenants, agreements, duties or obligations contained in SECTIONS 6, 7, 8 and 9 of this Agreement, the Company shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company, or any of the covenants, agreements, duties or obligations of the Executive hereunder, and/or otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to the Company or any affiliate thereof resulting therefrom;


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provided,  however, that nothing contained in this SECTION 10 shall be deemed or construed in any manner whatsoever as a waiver by the Company of any of the rights which the Company may have against the Executive at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by the Executive of any of his covenants, agreements, duties or obligations hereunder.

         11.      MISCELLANEOUS.

                  11.1 REFERENCE TO COMPANY. For purposes of SECTIONS 6 through 10 hereof, any individual reference to the Company shall also be deemed to be, and shall be interpreted as, an individual reference to the Subsidiary.

                  11.2 ARBITRATION. The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Los Angeles County, California, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

                  11.3 NOTICES. All notices, requests and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

                           If to the Company:

                                    SeaLife Corporation
                                    5601 West Slauson Avenue, Suite 283
                                    Culver City, California 90203
                                    Attn: Board of Directors

                           If to the Executive, at the address maintained for the Executive in the Company's payroll records.

                  Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three (3) days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change his or its address for further Notices hereunder by giving Notice to the other party in the manner prescribed in this SECTION 11.2.

                  11.4     ENTIRE  AGREEMENT.  This Agreement  contains the sole
and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior agreements, discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

                  11.5 ATTORNEYS' FEES. If any action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party of its obligations under this Agreement, the prevailing party shall recover all of such party's costs and reasonable attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

                  11.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

                  11.7 CAPTIONS. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

                  11.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  11.9 BUSINESS DAY. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.





COMPANY:                                        EXECUTIVE:

SEALIFE CORPORATION


    /s/ Robert McCaslin                         /s/ Barre Rorabaugh
By: --------------------------------------      --------------------------------
    Robert McCaslin, Chairman of the Board      Barre Rorabaugh


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


                                    EXHIBIT A

                            BONUS PLAN AND STOCK PLAN



YEAR                                     MEET PLAN     EXCEED PLAN   EXCEED PLAN
                                                          BY 10%        BY 20%
2004

PROFIT BEFORE INTEREST AND TAX BONUS     BOARD DISCRETION
STOCK GRANT                               50,000          70,000         90,000

2005

PROFIT BEFORE INTEREST AND TAX BONUS     4%              5%             6%
STOCK  OPTIONS                           100,000         150,000        200,000

2006

PROFIT BEFORE INTEREST AND TAX BONUS     3%              4%             5%
STOCK OPTIONS                            200,000         300,000        400,000

2007

PROFIT BEFORE INTEREST AND TAX BONUS     2%              3%             4%
STOCK OPTIONS                            300,000         500,000        700,000


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